Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-1 of our report dated February 10, 2026, relating to the financial statements of Legato Merger Corp. III as of November 30, 2025 and for the period ended November 30, 2025 (which includes an explanatory paragraph relating to Legato Merger Corp. III’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/WithumSmith+Brown, PC

New York, New York

July 7, 2026